Exhibit 99.1

Novan Provides Pipeline and Priority Development Programs Update
- Lead product candidate, SB206 currently being evaluated in B-SIMPLE4 pivotal Phase 3 study in molluscum contagiosum with topline data targeted for Q2 2021 -
- In vitro assessments of ability of NITRICIL™ to inhibit the replication mechanisms of SARS-COV-2 (COVID-19) underway with key findings targeted before year end -
- Exploratory work to evaluate NITRICIL™ for antimicrobial indications in companion animal health initiated -
- Ongoing review of existing programs and opportunities to expand priority development pipeline -

MORRISVILLE, N.C. - September 14, 2020 - Novan, Inc. ("the Company" or "Novan") (Nasdaq: NOVN), today provided a priority pipeline update. In addition to focusing its primary efforts toward SB206, its lead product candidate for molluscum, the Company is also directing pre-IND development activities toward the ongoing in vitro work related to coronaviridae, as well as exploring the potential of its NITRICIL™ platform technology for use in an antimicrobial indication for companion animal health.

“Over the course of the past few months, we have dedicated time and efforts evaluating our internal pipeline of late-stage assets, our broader dermatology platform and underlying NITRICIL™ technology. These components represent what we believe to be a solid foundation to build momentum and support Novan’s next phase of growth,” commented Paula Brown Stafford, Chairman, President and Chief Executive Officer of Novan. “We are focused on successfully executing our pivotal Phase 3 study of SB206 for the treatment of molluscum, which is now underway and dosing patients, and are pleased with the progress our team has continued to make in this important program.”

Ms. Stafford continued, “Additionally, we have continued to make progress with our in vitro work to evaluate the ability of NITRICIL™ to target the replication mechanisms of SARS-COV-2 (COVID-19) and target reporting of key findings from these assessments before year end. I am also pleased to announce that we have launched exploratory efforts to evaluate the use of NITRICIL™ for antimicrobial indications in companion animal health, an area we believe diversifies our pipeline and provides opportunities in an adjacent, yet important market.”

SB206: Topical antiviral gel for the treatment of viral skin infections, with a current focus on the treatment of molluscum contagiosum, a contagious skin infection caused by the molluscipoxvirus, a double-stranded DNA virus.

Program Highlights:

•	B-SIMPLE4 pivotal Phase 3 study for treatment of molluscum underway

•	Target completion of enrollment in Q1 2021

•	Topline results targeted for Q2 2021, subject to the timing and trial execution plan which have been and may be further impacted by the COVID-19 pandemic

For more information about the B-SIMPLE4 trial, please visit clinicaltrials.gov and reference identifier: NCT04535531.

Coronaviridae (COVID-19): Currently conducting in vitro assessments to evaluate the ability of NITRICIL™ to inhibit the replication mechanisms of SARS-COV-2 (COVID-19).

Program Highlights:

•	Nitric oxide may inhibit viral replication by cytotoxic reactions through intermediates such as peroxynitrite

•	In vitro assessments targeting the reduction of viral shedding and transmission

•	Targeting year end to report findings from in vitro assessments

Companion Animal Program: Initiated exploratory work to evaluate NITRICIL™ as a potential product candidate for antimicrobial indications in companion animal health

Program Highlights:

•	Contracted drug delivery technology specialist to undertake initial formulation development to assess viability

•	Engaged animal health experts to assess technical feasibility and market potential

•	Target seeking a potential strategic partner or collaborator following initial proof-of-concept work

“In addition to advancing our priority development programs, we also have a rich pipeline of potential expansion opportunities in dermatology, men’s and women’s health, and gastroenterology conditions with significant unmet needs. We are continuing our review of existing programs and opportunities that could expand our priority development efforts,” concluded Ms. Stafford.

About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging its proprietary nitric oxide (NO) based technology platform, NITRICIL™ to generate macromolecular New Chemical Entities (NCE’s) to treat multiple indications in dermatology, men’s and women’s health, infectious diseases and gastroenterology conditions with significant unmet needs. The Company’s lead product candidate, SB206, a topical antiviral gel, for the treatment of molluscum contagiosum, is currently being evaluated in the B-SIMPLE4 pivotal Phase 3 clinical study. The Company believes that SB206 as a topical, at-home, caregiver-applied therapy with a rapid treatment benefit, if approved, would address an important patient-care need for the treatment of molluscum.

Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates and our intention to advance development of certain product candidates and the timing of reporting findings or results from our programs currently in process. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in our ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of our product candidates; risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays or other impacts, whether as a result of the COVID-19 pandemic or other factors, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that our product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development of our product candidates; the risk that disruptions at the FDA or other agencies could cause such agencies to cancel or postpone meetings or otherwise impact the ability of such agencies to provide regulatory guidance or feedback or timely review and process our regulatory submissions, all of which could have a material adverse effect on our business; risks related to the manufacture of clinical trial materials; any operational or other disruptions as a result of the COVID-19 pandemic, including any delays or disruptions to the enrollment in and conduct of the B-SIMPLE4 Phase 3 trial; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2019, as amended, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

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